Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

April 1, 2022

SmartStop Self Storage REIT, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Re:	SmartStop – SSGT II Merger

Tax Opinion – 368(a) Reorganization

Ladies and Gentlemen:

We have acted as counsel to SmartStop Self Storage REIT, Inc., a Maryland corporation (“SmartStop”), in connection with the merger, as described in the Agreement and Plan of Merger, dated as of February 24, 2022, as such agreement may be modified from time to time (the “Merger Agreement”), by and among SmartStop, SSGT II Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of SmartStop (“Merger Sub”) and Strategic Storage Growth Trust II Inc., a Maryland corporation (“SSGT II”). Pursuant to the Merger Agreement, SSGT II will merge with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” This opinion is rendered to you in connection with the filing of the Registration Statement (as defined below). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

We have examined (a) the Merger Agreement, (b) the registration statement on Form S-4 (the “Registration Statement”), which includes the proxy statement of SSGT II, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (c) the representation letters of SmartStop and SSGT II delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

SmartStop Self Storage REIT, Inc.

April 1, 2022

In rendering this opinion, we have assumed, with your permission, that (a) the Merger will be effected in accordance with the provisions of the Merger Agreement, (b) the Merger Agreement is valid and binding on each of SSGT II, SmartStop and Merger Sub, (c) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (d) the representations made by SmartStop and SSGT II in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (e) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of SmartStop or SSGT II or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (f) the Merger will be reported by SmartStop and SSGT II on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion expressed below is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements, rulings and administrative guidance and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below. In addition, any inaccuracy in, or breach of, any of the statements, representations, warranties, covenants, agreements or assumptions described in this opinion letter could adversely affect our opinion that we have expressed below.

Based upon the forgoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the inclusion of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

SmartStop Self Storage REIT, Inc.

April 1, 2022

This opinion letter is only being furnished to SmartStop in connection with the Registration Statement, is solely for its benefit in connection therewith and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP